Exhibit 10.1

Modine Manufacturing Company
1500 DeKoven Avenue
Racine, Wisconsin 53403-2552
Tel. 262.636.1200
Fax 262.636.1742

August 31, 2020

XXXXXXXXXXXXX
XXXXXXXXXXXXX
XXXXXXXXXXXXX

Dear XXXX:

As a key executive leader at Modine, your role is critical to ensuring a smooth transition and the execution of various strategic objectives during the recently announced CEO transition period and beyond. This letter is to inform you that the Modine Board of Directors has approved a retention compensation award to encourage you to remain with the Company through August 4, 2022 (the “Trigger Date”).

The terms and conditions of this retention award agreement (the Agreement”) are as follows:

1.	Unless your employment is earlier terminated for Good Cause (as defined below), your voluntary departure or your death or disability, you will be entitled to:

•
A cash award equivalent to fifty percent (50%) of your annual base salary on the Trigger Date.  Such payment will occur on the next regular payroll date following the Trigger Date and will be subject to all applicable payroll taxes and statutory deductions.

•
A grant of Restricted Stock Units (“RSUs”)  with a grant date fair value equal to fifty percent (50%) of the target value of your prevailing annual LTIP award  (based upon the closing share price on August 3, 2022).  These RSUs will vest on August 4, 2024.  A grant agreement document will be issued to you at the time of the grant.

2.	The retention award is conditioned upon:

•	The continued performance of your duties and responsibilities to the reasonable satisfaction of the Company.

•
Your continued active employment with Modine from the execution of this Agreement through the Trigger Date.  “Active employment” means you are engaged as a full-time employee of the Company and have not submitted notice of resignation on or before the Trigger Date.

3.
In the event of an involuntary termination of your employment with the Company, without “Good Cause” during the interval between August 4, 2020 and the Trigger Date, you will receive the cash portion of the retention award, plus a cash-equivalent of the RSU portion of the retention award, both payable in cash within sixty (60) days following such termination, subject to all applicable payroll taxes and statutory deductions, and any other regular severance pay or separation benefits pursuant to Company policy. The cash portion and the cash-equivalent RSU portion of the retention award under this paragraph 3 will be calculated based on your annual salary (50%) and prevailing LTI award (50% of target) as of the date of termination.  For the avoidance of doubt, you will not be entitled to a payment of cash or a grant of RSUs on the Trigger Date.  Further, your receipt of the cash portion of the retention award and the cash-equivalent RSU portion of the retention award under this paragraph 3 shall be conditioned on your execution of a release, in a form reasonably acceptable to the Company, of claims against the Company and its subsidiaries, shareholders, directors, officers, employees and agents of any nature whatsoever and the expiration of any statutory period for revocation of such release.  The execution by you of the release and the statutory period for revocation must be completed before the sixtieth (60th) day following the date of such termination.

4.
You will be ineligible to receive the retention consideration outlined in this letter in the event you are terminated prior to the Trigger Date for “Good Cause” which shall mean your (a) conviction for any criminal violation involving dishonesty, fraud or moral turpitude, the circumstances of which substantially relate to your employment duties; (b) failure to perform your duties and/or [intentional] acts or omissions that result in damage to the Company, its reputation, products, services or customers; (c) unauthorized disclosure of any trade secret or confidential information of the Company or (d) material breach of any term or provision of this Agreement.

5.
This Agreement does not constitute a contract of employment and except to the extent expressly provided in a separate written contract of employment, you remain an at-will employee subject to the Company’s employment and or personnel policies and practices. As such, the employment relationship may be terminated at any time by either you or the Company with or without cause.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

Please let me know if you have questions on any of the above terms.

Sincerely,

MODINE MANUFACTURING COMPANY

By:
Its:

cc: Brian Agen

Received:

XXXXXXXXXX

Date